SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 31, 2001
Date of Report (Date of earliest event reported)

ST. JUDE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	0-8672 (Commission File Number)	41-1276891 (IRS Employer Identification No.)
One Lillehei Plaza, St. Paul, MN (Address of principal executive offices)	55117 (Zip Code)

(651) 483-2000
Registrant’s telephone number including area code

Not applicable
Former name or former address, if changed since last report

Item 5. OTHER EVENTS

Recent Development in Guidant Litigation

On January 31, 2001, the U.S. District Court in Indiana issued an order granting Partial Final Judgment With Respect to U.S. Patent No. 4,475,191. A copy of the order is attached as Exhibit 1.

The January 31, 2001 order was issued as a result of a stipulation the parties to the litigation reached after St. Jude Medical filed a motion for summary judgment concerning the ’191 patent.

St. Jude Medical had moved for summary judgment asking the court to rule that the ’191 patent is invalid. This motion for summary judgment was based on a December 19, 2000 decision regarding the ’191 patent issued as part of the court’s Markman process.

Comment on Ruling
In the January 31, 2001 order, the court ruled, based upon the stipulation entered into by the parties, that claims 1-14 in the ’191 patent are invalid. The court also dismissed with prejudice the claim of Cardiac Pacemakers, Inc., Guidant Sales Corporation and Eli Lilly and Company brought against St. Jude Medical and certain affiliated entities for infringement of the ’191 patent. The January 31, 2001 order gives Guidant the right to seek an appeal of the ’191 patent claim construction issues at this time if it so desires.

When it filed suit against St. Jude Medical in 1996 as explained below, Guidant asserted claims involving four separate patents. Guidant has voluntarily dropped the claims it asserted against St. Jude Medical involving the ’678 patent. With the January 31, 2001 ruling, the claims involving the ’191 patent are also no longer part of the case. Thus, Guidant’s claims involving two patents (the ’288 and the ’472) remain in the case set for trial.

Following is a description of the Guidant litigation.

Guidant’s Claims Against SJM  On November 26, 1996, Guidant Corporation (a competitor of Pacesetter and Ventritex) (“Guidant”) and related parties filed a lawsuit against St. Jude Medical, Inc. (“St. Jude Medical”), Pacesetter, Inc. (“Pacesetter”), Ventritex, Inc. (“Ventritex”) and certain members of the Telectronics Group in State Superior Court in Marion County, Indiana (the “Telectronics Action”). The lawsuit alleges, among other things, that, pursuant to an agreement entered into in 1993, certain Guidant parties granted Ventritex intellectual property licenses relating to cardiac stimulation devices, and that such licenses would terminate upon the consummation of the merger of Ventritex into Pacesetter (the “Merger”). The lawsuit further alleges that, pursuant to an agreement entered into in 1994 (the “Telectronics Agreement”), certain Guidant parties granted the Telectronics Group intellectual property licenses relating to cardiac stimulation devices. The lawsuit seeks declaratory and injunctive relief, among other things, to prevent and invalidate the transfer of the Telectronics Agreement to Pacesetter in connection with Pacesetter’s acquisition of Telectronics’ assets (the “Telectronics Acquisition”)

and the application of license rights granted under the Telectronics Agreement to the manufacture and sale by Pacesetter of Ventritex’s products following the consummation of the Merger. The court overseeing this case issued a stay of this matter in July 1998 so that the issues could be addressed in an arbitration requested by the Telectronics Group and Pacesetter.

Guidant and related parties also filed suit against St. Jude Medical, Pacesetter and Ventritex on November 26, 1996 in the United States District Court for the Southern District of Indiana. This second lawsuit seeks (i) a declaratory judgment that Pacesetter’s manufacture, use or sale of cardiac stimulation devices of the type or similar to the type which Ventritex manufactured and sold at the time the Guidant parties filed their complaint would, upon consummation of the Merger, be unlicensed and constitute an infringement of patent rights owned by certain Guidant parties, (ii) to enjoin the manufacture, use or sale by St. Jude Medical, Pacesetter or Ventritex of cardiac stimulation devices of the type which Ventritex manufactured at the time the Guidant parties filed their complaint, and (iii) certain damages and costs. This second lawsuit was stayed by the court in July 1998 given the order to arbitrate as discussed below.

St. Jude Medical believes that the foregoing state and federal court complaints contain a number of significant factual inaccuracies concerning the Telectronics Acquisition and the terms and effects of the various intellectual property license agreements referred to in such complaints. For these reasons and others, St. Jude Medical believes that the allegations set forth in the complaints are without merit. St. Jude Medical has vigorously defended its interests in these cases, and will continue to do so.

Order to Arbitrate  As a result of the state and federal lawsuits brought by Guidant and related parties, the Telectronics Group and Pacesetter filed a lawsuit in the United States District Court for the District of Minnesota seeking (i) a declaratory judgment that the Guidant parties’ claims, as reflected in the Telectronics Action, are subject to arbitration pursuant to the arbitration provisions of the Telectronics Agreement, (ii) an order that the defendants arbitrate their claims against the Telectronics Group and Pacesetter in accordance with the arbitration provisions of the Telectronics Agreement, (iii) to enjoin the defendants preliminarily and permanently from litigating their dispute with the Telectronics Group and Pacesetter in any other forum, and (iv) certain costs. After the Eighth Circuit Court of Appeals ruled on an appeal in favor of the Telectronics Group and Pacesetter in May 1998, the United States District Court for the District of Minnesota issued an order on July 8, 1998 directing the arbitration requested by the Telectronics Group and Pacesetter to proceed.

Status of Arbitration  The arbitrator selected for the arbitration initially ruled that Pacesetter and St. Jude Medical should not participate in the arbitration proceeding which would determine whether the Telectronics Agreement transferred to Pacesetter. Based on this ruling, the Telectronics Group and the Guidant parties were the ones participating in the arbitration proceeding. This proceeding occurred in late April 2000, and, on July 10, 2000, the arbitrator issued a ruling that the attempted assignment and transfer of patent licenses in the Telectronics Agreement by the Telectronics Group to Pacesetter was ineffective. As a result of this decision, the Guidant parties filed papers with the U.S. District Court for the Southern District of Indiana seeking to lift the stay of the patent infringement court proceedings in that court which had been entered in June 1998. The court granted Guidant’s request to lift the stay and this matter is scheduled for trial in June 2001.

Background Concerning Patents Involved In Guidant’s Claims  In the patent infringement case in federal court in Indiana, the Guidant parties asserted claims against St. Jude Medical and its Pacesetter subsidiary involving four separate patents. One of these patents (’678) expired May 3, 1998. The ’472 patent expires March 7, 2001, the ’191 patent expires on February 25, 2003 and the ’288 patent expires on December 22, 2003, although St. Jude Medical has claims in the court action which, if upheld, would cause the patents to expire earlier, if they apply at all. Although Guidant has requested injunctive relief and damages as part of the federal court lawsuit in Indiana, the request for an injunction would be barred for any expired patent. Guidant is seeking damages for the time period prior to expiration of the patents.

St. Jude Medical continues to believe that the patent infringement claims raised by the Guidant parties in the patent infringement case are without merit, and will continue to vigorously defend its interests.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. JUDE MEDICAL, INC.
Date: February 7, 2001	By /s/ John C. Heinmiller John C. Heinmiller Vice President - Finance and Chief Financial Officer

EXHIBIT 1

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF INDIANA
INDIANAPOLIS DIVISION

CARDIAC PACEMAKERS, INC., et al.,    )
                                     )
                  Plaintiffs,        )
                                     )
         v.                          )     CAUSE NO. IP 96-1718-C H/G
                                     )
ST. JUDE MEDICAL, INC., et al.,      )
                                     )
                  Defendants.        )

PARTIAL FINAL JUDGMENT WITH RESPECT TO
U.S. PATENT NO. 4,572,191
PURSUANT TO FED. R. CIV. P. 54(b)

        Plaintiffs and defendants, by their counsel, have jointly moved by agreement for entry of an appealable final judgment with respect to U.S. Patent No. 4,572,191 (“the ’191 patent”) pursuant to Fed. R. Civ. P. 54(b). Accordingly, it is HEREBY ORDERED, ADJUDGED, AND DECREED that:

1.	Claims 1-14 of United States Patent No. 4,572,191 (“the ’191 patent”) are invalid. This declaratory judgment is based entirely upon the stipulation of the parties that the effect of the court’s December 19, 2000 “Supplemental Entry on Claim Construction Issues” with respect to the “third monitoring means” claim element of the ’191 patent renders that patent invalid for non-compliance with 35 U.S.C. § 112, paragraph 2. The parties’ stipulation is without prejudice to plaintiffs’ right to appeal the court’s claim construction.

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2.	The claim of plaintiffs Cardiac Pacemakers, Inc., Guidant Sales Corporation, and Eli Lilly and Company against defendants for infringement of the ’191 patent is dismissed with prejudice.

3.	Defendants’ Counterclaim for declaratory judgment of unenforceability and non-infringement of the ’191 patent is dismissed without prejudice as moot. Defendants’ declaratory judgment counterclaim as to the ’191 patent may be reinstated if plaintiffs prevail on appeal with respect to the claim construction issues.

4.	Pursuant to Fed. R. Civ. P. 54(b), the court further finds that there is no just reason to delay entry of final judgment or an appeal with respect to the ’191 patent claim construction issues, and the court is therefore entering this partial final judgment. The questions presented with respect to claims construction of the “third monitoring means” element of the ’191 patent are questions of law that can be addressed without the Court of Appeals having to consider a factual record relating to defendants’ accused products or other claims in the case, and the legal questions presented by this element of the ’191 patent are separate and independent of those presented by the parties’ claims that remain pending in this court. Finally, the ’191 patent has only two years left to run, which weighs in favor of an immediate appeal, especially in light of the long delay imposed on plaintiffs in this litigation for the earlier arbitration ordered by the Eighth Circuit in related litigation.

5.	IT IS FURTHER ORDERED that upon entry of this final judgment, all discovery with respect to the ’191 patent shall be suspended and the expert disclosure and discovery requirements set out in Paragraphs 11-13 of the latest revision of the September 21, 2000 “Revised Pre-Trial Scheduling Order” need not include the ’191 patent claims which are the subject of the provisions of this final judgment.

Date:	DAVID F. HAMILTON, JUDGE United States District Court Southern District of Indiana

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Copies to:

James Hughes	Jay Taylor
Sommer & Barnard	Ice Miller
111 Monument Circle	Box 82001
4000 Bank One Tower	One American Square
Indianapolis, IN 46204	Indianapolis, Indiana 46282

David T. Kasper	Jeffrey M. Olson
Locke Reynolds, LLP	Lyon & Lyon
201 North Illinois Street	633 West Fifth Street, Suite 4700
Suite 1000	Los Angeles, California 90071
P.O. Box 44961
Indianapolis, IN 46244-0961

Timothy J. Malloy
McAndrews Held Malloy, Ltd.
Northwest Atrium Center
34th Floor
500 West Madison Street
Chicago, IL 60661

John R. Schaibley, III
Baker & Daniels
300 North Meridian Street
Suite 2700
Indianapolis, IN 46204

Dennis J. Block
Cadwalader Wickersham & Taft
100 Maiden Lane
New York, NY 10038

Michael Rackman
Gottlieb Rackman & Riesman
270 Madison Avenue
8th Floor
New York, NY 10016

Dennis R. Salmon
Gibson Dunn & Crutcher
1530 Page Mill Road
Palto Alto, CA 94304

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